Exhibit (a)(5)(B)

To: Halozyme Employees

From: Helen Torley

Date: April 13, 2022

Subject: Creating a Specialty Product and Drug Delivery Leader with Antares

Dear Colleagues,

I am writing to you all today to share some important news. Moments ago, we announced that Halozyme is acquiring Antares Pharma for $5.60 per share in cash. I am excited about what this means for Halozyme. With highly complementary science, products and capabilities, the combination of Halozyme and Antares will create a leading drug delivery and specialty product company. This is an important milestone for both of our companies, and you can read our joint announcement here <INSERT HYPERLINK>.

For those of you who may not be familiar with Antares, their business is a best-in-class, differentiated auto injector platform that offers broad licensing opportunity, and a commercial business, with three proprietary commercial products. In their work, they strive to positively affect patients’ lives by improving dosing, reducing side effects, and improving patient compliance and outcomes. When we initially began discussions with their team, I was struck by the similarities in our company’s values and missions and saw an opportunity to augment our business in a meaningful way.

Before I dive into what this means for all of you, allow me to provide some additional color on this acquisition and the impact it will have on our business and our performance. This transaction will deliver immediate growth to Halozyme’s earnings (on a non-GAAP basis), enabling an acceleration of our value-driving strategy through 2027 and beyond. Halozyme will be able to offer even more opportunities for our team and benefits for patients, including:

•	Immediate Growth and Long-Term Financial Upside: The addition of Antares is expected to immediately grow Halozyme’s revenue and non-GAAP earnings.

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Substantial Market Expansion Opportunity: Antares’ successful commercial development and partnership of its auto injector technology platform offers a widely licensable product suite that can be broadly applied across high volume drugs and biologics when supported by Halozyme’s extensive infrastructure and experience, as well as our commercially validated ENHANZE platform technology.

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Meaningful Pipeline Development: Antares brings to Halozyme three proprietary commercial products as well as a best-in-class, differentiated auto injector platform with broad licensing opportunities. Requiring no substantial customization, the platform’s versatility will enable Halozyme to leverage our deep industry expertise and existing ENHANZE capabilities to expand our drug delivery capabilities and pursue new small- and large-molecule product opportunities.

•	Diversifies our Revenue Mix: The addition of Antares’ growing testosterone replacement anchors a commercial opportunity with key targeted audiences.

We are approaching this acquisition from a position of strength and that is all thanks to the outstanding work that you all do every day. I am so proud of all that we have accomplished to date and I believe the addition of Antares will only create more opportunities for us to expand and grow into the future.

Our leadership team and I have spent significant time with the Antares team over the last several weeks, and it became clear that we share the common goal to create innovative solutions that address patient needs and improve their treatment experiences. Together we will be able to leverage deep industry expertise and existing commercial infrastructure in the U.S. to expand delivery capabilities and pursue growth opportunities in connection with a much broader range of products. With our shared values, and the incredible talent we are bringing together, I have great confidence in our ability to achieve our goal.

The transaction is anticipated to close in the first half of 2022. In the meantime, Halozyme and Antares will continue to operate as separate companies, and it is business as usual for us. While I anticipate much excitement about this transaction, I ask that you stay focused on your daily responsibilities and continue to deliver outstanding products and capabilities for patients.

As always, but especially during this time while the company has made public announcements about a transaction, please ensure your diligence in protecting the company from phishing attempts or other cyber-attacks.

I look forward answering your questions and discussing this announcement further at our companywide town hall meeting today at 9:00 a.m. Pacific Time, which you can access here <INSERT HYPERLINK>. I have also attached an FAQ that should address some of your initial questions.

We have so many exciting possibilities in front of us with the addition of Antares. I hope you feel as enthusiastic as I do about the future of Halozyme as we embark on our next chapter of accelerating financial growth, maximizing patient benefit, and enhancing value.

Thank you for all that you have achieved to get our Company to this point, and all that you will continue to do to ensure our future success.

Warm Regards,

Helen

Forward-Looking Statements

This communication contains “forward-looking statements”. All statements, other than statements of historical fact, included herein, including without limitation those regarding our future product development and regulatory events and goals, product collaborations, our business intentions and financial estimates and anticipated results, are, or may be deemed to be, forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity,” “project” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this communication. Although Halozyme’s and Antares’ management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Halozyme and Antares, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Halozyme’s and Antares’ ability to complete the proposed acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing proposed acquisition, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the proposed acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers or suppliers, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Halozyme’s shares could decline, as well as other risks related Halozyme’s and Antares’ respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the U.S. Food and Drug Administration, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, Halozyme’s ability to execute its share repurchase program according to plan, Halozyme’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with Halozyme’s and Antares’ intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Halozyme and on Antares and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Halozyme’s and Antares’ employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Halozyme and Antares. This situation is changing rapidly and additional impacts may arise of which Halozyme and Antares are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on Halozyme’s consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Halozyme, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Halozyme’s annual report on Form 10-K for the year ended December 31, 2021 and Antares’ annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Halozyme and Antares do not undertake any obligation to update or revise any forward-looking information or statements. Investors are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication.

About the Offer

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Halozyme and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Halozyme and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Antares will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANTARES’ STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ANTARES’ SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Antares’ stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Halozyme or Antares. Copies of the documents filed with the SEC by Antares will be available free of charge on Antares’ internet website at https://www.antarespharma.com/investors/sec-filings or by contacting Antares’ Investor Relations Department at +1 609-359-3016. Copies of the documents filed with the SEC by Halozyme will be available free of charge on Halozyme’s internet website at https://ir.halozyme.com or by contacting Halozyme’s Investor Relations Department at ir@halozyme.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Halozyme files annual, quarterly and special reports and other information with the SEC and Antares files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Halozyme and Antares at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Halozyme’s and Antares’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.